UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2008

CB RICHARD ELLIS REALTY TRUST

(Exact name of registrant as specified in its charter)

Maryland	000-53200	56-2466617
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

515 South Flower Street, Suite 3100, Los Angeles, California 90071

(Address of principal executive offices)

(609) 683-4900 or (213) 683-4222

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 24, 2008, we entered into the first amendment (the “First Amendment”) to the amended and restated managing dealer agreement (the “Managing Dealer Agreement”), dated November 1, 2006, with CNL Securities Corp., our Dealer Manager, to extend the term of the Managing Dealer Agreement to correspond with our previously announced decision to extend our initial public offering. A copy of the First Amendment is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

On October 24, 2008, we entered into an indemnification agreement with Mr. Philip L. Kianka, our newly appointed Chief Operating Officer and Executive Vice President, whereby we have agreed to indemnify Mr. Kianka under certain circumstances in his capacity as an officer of our company. A form of indemnification agreement has been previously filed as an exhibit to our Annual Report on Form 10-K for the period ended December 31, 2007.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On October 23, 2008, we acquired a fee interest in Maskew Retail Park located on Maskew Avenue, Peterborough, United Kingdom from an unrelated third party. We acquired Maskew Retail Park for approximately £30,000,000 ($50,685,000), exclusive of customary closing costs and stamp duty fees, which was funded using net proceeds from our initial public offering. Upon closing, we paid our Investment Advisor an acquisition fee of approximately $506,850. This acquisition fee is not included in the £30,000,000 ($50,685,000) acquisition cost of Maskew Retail Park.

Maskew Retail Park consists of a three unit retail development and surface parking lot completed in 2007. The property is 100% leased to three tenants: B&Q plc, the largest home improvement, hardware and building supply retailer in the United Kingdom, under a lease that expires in September 2027; Matalan Retail Limited, one of the largest clothing and household goods retailers in the United Kingdom, under a lease that expires in September 2022; and Argos Limited, a major household goods and general merchandise retailer, under a lease that expires in April 2023.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 24, 2008, our Board of Trustees appointed Philip L. Kianka as our Chief Operating Officer and Executive Vice President.

Mr. Kianka has been the Director of Operations of CBRE Advisors LLC, our Investment Advisor, since April 2006. Mr. Kianka has over 23 years of experience in acquisitions, asset and portfolio management, development and dispositions of real estate. Prior to joining the Investment Advisor, Mr. Kianka was a Vice President and senior asset manager for Lexington Corporate Properties Trust from 1997 to 2005. Mr. Kianka also spent 13 years as Vice President at Merrill Lynch Hubbard, a real estate investment subsidiary of Merrill Lynch, which acquired, operated and sold over $1.8 billion of real estate investments on behalf of over 240,000 investors. Mr. Kianka received a B.A. and a MArch from Clemson University in Clemson, South Carolina and is a licensed architect and member of the American Institute of Architects. Mr. Kianka is 52 years old.

Item 8.01	Other Events.

On October 24, 2008, our Board of Trustees approved the renewal of our amended and restated advisory agreement, dated October 24, 2006, by and among us, CBRE Operating Partnership, L.P., our

Operating Partnership and our Investment Advisor, for an additional one-year period, effective October 24, 2008.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements. To be filed by amendment. Pursuant to Item 9.01 of Form 8-K, the registrant hereby undertakes to file financial statements filed in response to this item on an amendment to the Current Report on Form 8-K not later than 71 calendar days after the date that this Form 8-K must be filed.

(d) Exhibits

10.1	First Amendment to the Amended and Restated Managing Dealer Agreement, by and among CB Richard Ellis Realty Trust and CNL Securities Corp., dated October 24, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CB RICHARD ELLIS REALTY TRUST

October 28, 2008	By:	/s/ Jack A. Cuneo
Name: Jack A. Cuneo Title: President and Chief Executive Officer